Exhibit 99.1

Dear SolarEdge employees,

Today we commenced a difficult organizational process. We need to part ways with wonderful people who have made considerable contributions to the Company over the years. I want to share with you the considerations that led to this process, and to additional measures we are taking as a company.

How we got here
The downturn of the market at the end of 2023 and beginning of 2024 had led to an accumulation of excess inventory in our distribution channels.  We know that as inventory channels clear, our sales volumes are lower than the rate of installations and that this clearing process will take time. Our underlying business is also impacted by the current downturn in the solar industry, particularly in Europe where, as evident in market analysts’ reports, PV installation rates are increasing slower than expected and there is considerable uncertainty and variability between different European countries in terms of current business levels and outlook.

In North America, we are beginning to see some slight growth in installation rates, and we continue to ramp up our US manufacturing capacity. This is a major opportunity both for SolarEdge and for our customers.

The changes we are making
In light of this prolonged situation, and the decline in revenues that we have experienced, we must take meaningful measures to ensure our financial stability and restore profitability. The main tools at our disposal are to reduce our cost structure, and become leaner and more efficient. The most significant and painful measure is a reduction in our workforce, which will impact approximately 400 employees, of which 200 are in Israel. The action is being taken across all departments, and includes a reduction in both headcount and discretionary spending.

As CEO I am responsible for the actions that led us here. This process is difficult, and even more difficult today, given that it is the second time we need to part ways with employees in the span of a single year. We know how this impacts the lives of our employees and their families, which is in part why we preferred to be more cautious in the initial reduction in force earlier this year. The current market environment we are facing makes this an undesirable, but necessary step.

We are carefully deliberating the case of every single individual we are meeting as part of this process. We continue to examine each case thoroughly, to ensure we treat our colleagues fairly, with respect and gratitude. We are supporting them not only in the process of parting ways with SolarEdge but also in their transition to a new path. We will continue helping as much as we can. To those that are impacted directly, I want to express my heartfelt thanks for all the contributions you have made to SolarEdge.

How we move forward
Our team has extensive industry experience, and we understand that our market is volatile and cyclical. I believe, that in the not-too-distant future, demand for renewable energy worldwide will rise more rapidly. The SolarEdge strategy, vision and mission, therefore, remain unchanged.

Our key focus areas moving forward:

-	Continue to increase customer satisfaction, through improvements to product quality, service, and customer experience, in order to gain back market share;

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Deliver next generation inverter, optimizer and battery solutions through an R&D focus on core business projects, and expand into new, adjacent market segments such as ground mount, small-scale utility, commercial batteries, and trackers; and.

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Ensure financial stability with a strong balance sheet, generation of cash flow and return to profitability, through controlled spending and increased efficiencies. This also includes cash-flow related measures such as the Convertible Notes issued in June, which enables us to continue to ramp up two large manufacturing lines in the US, so that we and our customers can benefit from IRA incentives.

Based on our close relationships with customers, we know that we bring a significant value proposition to the market, due to our technology, and more importantly, due to our people.

In the near future we will need to be even more focused and driven than ever before.

As I am sure there may be many questions regarding the changes, we will be organizing an all-hands meeting this week.

My door, as well as those of other members of the management, is open, and we invite you to approach us on any issue. This is a challenging time for everyone, and I want to thank all of you for your contributions and continued commitment.

Regards,
Zivi